Exhibit 1.01

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of March 24, 2021 by and between Executive Network Partnering Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of September 15, 2020 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, in connection with a forward stock split of 2.5 Class A and Class B shares for every such respective Class A and Class B share, a forward Warrant split described herein and spin-out from CAPSTM of 1.5 additional Class A Common Stock shares and 0.375 additional warrants per CAPSTM, the Company filed the First Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement upon the the approval by the holders of at least 50% of the then outstanding Public Warrants that vote (with respect to the Public Warrants) and upon the approval by the holders of at least 50% of the then outstanding Private Placement Warrants or Working Capital Warrants (with respect to the Private Placement Warrants or Working Capital Warrants).

WHEREAS, the Company desires to amend the Existing Warrant Agreement to effect a forward Warrant split of 2.5 times the amount of Warrants for such amount of Warrants held by each Warrant holder and a decrease in the Warrant Price; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendments of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended as follows:

1.1. Amended Section 3.1. Section 3.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least fifteen (15) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

1.2. Amended Section 4.1. Section 4.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event (other than as a result of and in connection with the Charter Amendment), then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. On the effective date of the Charter Amendment, each Warrant shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a forward warrant split, into two and one-half Warrants, subject to the treatment of fractional Warrants as described in this Agreement. A rights offering to all or substantially all holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Partnering Transaction, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete the Partnering Transaction within 24 months from the closing of the Offering (or 27 months if the Company has executed a letter of intent, agreement in principle or definitive agreement for the Partnering Transaction within 24 months from the closing of the Offering) or with respect to any other provisions relating to the rights of holders of Common Stock, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Partnering Transaction and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (being 5% of the offering price of the CAPSTM in the Offering (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant)). Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.40 per share on the shares of Common Stock and previously paid an aggregate of $0.30 of cash dividends and cash distributions on the shares of Common Stock during the 365-day period ending on the date of declaration of such $0.40 per share dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.40 per share dividend, by $0.20 (the absolute value of the difference between $0.70 per share (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.40 dividend) and $0.50 per share).

1.3. Amended Section 4.3.2. Section 4.3.2 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

4.3.2 If (x) the Company issues additional shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for capital raising purposes in connection with the closing of an initial Partnering Transaction at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Board and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Class F common stock of the Company, par value $0.0001 per share (the “Class F Common Stock”) held by the Sponsor or its affiliates, prior to such issuance, and (ii) without taking into account the transfer of shares of Class B common stock of the Company, par value $0.0001 per share, Class F Common Stock or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Partnering Transaction on the date of the consummation of such initial Partnering Transaction (net of redemptions), and (z) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates an initial Partnering Transaction (such price, the “Market Value”) is below $9.20 per share, the Warrant Price will be adjusted (to the nearest cent) to be equal to 110% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price under Section 6.1 will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

1.4. Amended Section 6.1. Section 6.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

6.1 Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at the price (the “Redemption Price”) of $0.01 per Warrant, provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

1.5. Amendment to Section 9.8. The following is added to the end of Section 9.8:

This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of amending any provision to appropriately give effect to the stock split of 2.5 shares of Class A Common Stock for every one share of Class A Common Stock.

1.6. Amended Exhibit A. Exhibit A (Form of Warrant Certificate) of the Existing Warrant Agreement is hereby amended by deleting “$28.75” and adding “$11.50” in its place.

2. Miscellaneous Provisions.

2.1. Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.2. Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.3. Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.4. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5. Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

2.6. Effectiveness. This Amendment shall be deemed to be effective immediately prior to the effectiveness of the Charter Amendment and no adjustment under the Existing Warrant Agreement, either prior to or after giving effect to this Amendment, shall occur with respect to the stock split contemplated by the Charter Amendment. Immediately prior to, and conditioned upon, the effectiveness of the Charter Amendment, each Warrant shall become 2.5 Warrants; provided, the Company shall not issue fractional Warrants other than as part of CAPSTM and if a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down the number of Warrants to be issued to such holder to the nearest whole number.

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